                                 SCHEDULE 14A
                                (RULE 14a-101)

                   INFORMATION REQUIRED IN PROXY STATEMENT

                           SCHEDULE 14A INFORMATION
         PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.  )


    Filed by the registrant [X]

    Filed by a party other than the registrant [ ]

    Check the appropriate box:

    [ ] Preliminary proxy statement    [ ] Confidential, for Use of the
                                           Commission Only (as permitted by
                                           Rule 14a-6(e)(2))
    [X] Definitive proxy statement

    [ ] Definitive additional materials

    [ ] Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                                COMSHARE, INC.
-------------------------------------------------------------------------------
              (Name of Registrant as Specified in Its Charter)


                                COMSHARE, INC.
-------------------------------------------------------------------------------
  (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of filing fee (Check the appropriate box):

    [X] No fee required.

    [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:

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    (2) Aggregate number of securities to which transaction applies:

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    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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    (4) Proposed maximum aggregate value of transaction:

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    (5) Total fee paid:

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    [ ] Fee paid previously with preliminary materials.

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    [ ] Check box if any part of the fee is offset as provided by Exchange Act
Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

    (1) Amount previously paid:

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    (2) Form, schedule or registration statement no.:

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    (3) Filing party:

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    (4) Date filed:

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

                             COMSHARE, INCORPORATED
                              555 Briarwood Circle
                           Ann Arbor, Michigan 48108
                                 (313) 994-4800

                           -------------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                          TO BE HELD NOVEMBER 24, 1997

     The Annual Meeting of Shareholders of Comshare, Incorporated, a Michigan corporation, will be held at the Comshare Training Center, 555 Briarwood Circle, Ann Arbor, Michigan 48108 on Monday, November 24, 1997 at 11:00 a.m., for the following purposes:

          1. To elect eight directors.

          2. To consider and act upon a proposal to adopt the 1997 Global Employee Stock Option Plan.

          3. To vote upon such other matters as may properly come before the meeting or any adjournment or adjournments thereof.

     The determination of shareholders entitled to notice of and to vote at the meeting was made as of the close of business on September 30, 1997, the record date fixed by the Board of Directors for such purpose.

     You are invited to attend the meeting. Whether or not you expect to be present, please execute and return the enclosed proxy, which is solicited by the Board of Directors of the Company. The proxy is revocable and will not affect your right to vote in person if you attend the meeting.

                                          By Order of the Board of
                                                 Directors
                                               JANET L. NEARY
                                                 Secretary

October 23, 1997
Ann Arbor, Michigan

                             COMSHARE, INCORPORATED

                           -------------------------

                                PROXY STATEMENT
                      1997 ANNUAL MEETING OF SHAREHOLDERS

     This Proxy Statement is provided in connection with the solicitation of proxies by the Board of Directors of Comshare, Incorporated, a Michigan corporation (the "Company"), to be used at the Annual Meeting of Shareholders of the Company to be held on Monday, November 24, 1997 or at any adjournment or adjournments thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders and in this Proxy Statement. In addition to the solicitation by mail, proxies may be solicited in person or by telephone, telegraph or facsimile by officers, directors and employees of the Company. Such officers, directors and employees will not be additionally compensated, but may be reimbursed for out-of-pocket expenses in connection with such solicitation. The cost of soliciting proxies will be borne by the Company. The principal executive offices of the Company are located at 555 Briarwood Circle, Ann Arbor, Michigan 48108. This Proxy Statement and the accompanying form of proxy were first given or sent to shareholders on or about October 23, 1997.

     The Company's Annual Report to Shareholders for the year ended June 30, 1997 is enclosed herewith.

     Only holders of record of Common Stock of the Company at the close of business on September 30, 1997 are entitled to vote at the meeting or any adjournment or adjournments thereof. On that date, 9,871,773 shares of Common Stock were issued and outstanding. Each shareholder is entitled to one vote for each share of Common Stock held of record on the record date. Shares cannot be voted at the meeting unless the holder is present in person or represented by proxy. Shares may not be voted cumulatively for the election of directors.

     Shares represented by a proxy in the accompanying form, unless previously revoked, will be voted at the meeting if the proxy, properly executed, is received by the Company before the close of business on November 21, 1997. Shares represented by a proxy received after that time will be voted if the proxy is received by the Company in sufficient time to permit the necessary examination and tabulation of the proxy before a vote is taken. Shareholders who execute a proxy in the accompanying form may nevertheless revoke the proxy at any time before it is exercised by giving written notice to the Secretary of the Company bearing a later date than the proxy, by submitting a later-dated proxy, or by voting the shares represented by such proxy in person at the Annual Meeting.

     For purposes of determining the number of votes cast with respect to the election of directors, only those cast "for" or "against" are included. Abstentions are counted only for purposes of determining whether a quorum is present at the Annual Meeting. Broker non-votes are not counted for any purpose.

                       MATTERS TO COME BEFORE THE MEETING

                           (1) ELECTION OF DIRECTORS

     Eight directors will be elected, each to hold office until the next Annual Meeting of Shareholders and until his or her successor is elected and qualified, or until the director's resignation or removal. The individuals who will be nominated by the Board of Directors for election at the Annual Meeting are listed in the table below. Each of the nominees for election is presently a director of the Company.

     Shares represented by proxies in the form accompanying this Proxy Statement will be voted for the election of the nominees listed below unless the proxy is marked (in accordance with the instructions thereon) to indicate that authority to do so is withheld. If, as a result of circumstances not now known or foreseen, any of the nominees shall be unavailable to serve as a director, proxies will be voted for the election of such other person or persons as the Board of Directors may select. The nominees receiving a plurality of the votes cast at the meeting will be elected as directors. Each shareholder is entitled to one vote for each share of Common Stock held.

                                                                                                  YEAR FIRST
                                                                                                  ELECTED OR
                                                                                                  APPOINTED
                NAME                     AGE      PRINCIPAL OCCUPATION AND OTHER INFORMATION       DIRECTOR
                ----                     ---      ------------------------------------------      ----------
Geoffrey B. Bloom....................    56     Chairman and Chief Executive Officer,                1995
                                                Wolverine World Wide, Inc., a manufacturer and
                                                   seller of footwear, Rockford, Michigan
Daniel T. Carroll....................    71     Chairman of the Board of Directors of the            1986
                                                Company Chairman of The Carroll Group, Inc., a
                                                   management consulting company, Avon,
                                                   Colorado
Richard L. Crandall..................    54     Director and Special Advisor of Giga                 1968
                                                Information Group, Norwell, Massachusetts
                                                   Managing Director of Arbor Partners, LLC, a
                                                   venture assistance firm, Ann Arbor,
                                                   Michigan
Stanley R. Day.......................    72     Retired Chairman of the Board, Champion              1967
                                                Enterprises Inc., a manufacturer and seller of
                                                   manufactured homes and mid-sized buses,
                                                   Auburn Hills, Michigan
W. John Driscoll.....................    68     Retired President, Rock Island Company, a            1970
                                                private investment company, St. Paul,
                                                   Minnesota
Dennis G. Ganster....................    46     President and Chief Executive Officer of the         1997
                                                Company
Alan G. Merten.......................    55     President, George Mason University, Fairfax,         1985
                                                Virginia
John F. Rockart......................    66     Director and Senior Lecturer, Center for             1989
                                                Information Systems Research, Massachusetts
                                                   Institute of Technology, Cambridge,
                                                   Massachusetts

     Each of the foregoing persons has been engaged in the principal occupation shown above, or in a similar one with the same employer, for more than five years, except for Messrs. Bloom, Crandall, Ganster, and Merten.

     Mr. Bloom assumed the position of Chairman and Chief Executive Officer of Wolverine World Wide, Inc. in April 1996, after having served as its President and Chief Executive Officer from 1993 to April 1996 and as its Chief Operating Officer from 1987 to 1993.

     Mr. Carroll assumed the position of Chairman of the Board of Directors of the Company in March 1997. Mr. Carroll also serves as a director of the following corporations: A.M. Castle & Co., American Woodmark Corporation, Aon Corporation, Diebold, Inc., Diversa, Inc., Holmes Protection Group, Inc., Oshkosh Truck Corporation, Wolverine World Wide, Inc. and Woodhead Industries, Inc.

     Mr. Crandall served as Chairman of the Board of the Company from April 1994 to March 1997. Mr. Crandall served as President and Chief Executive Officer of the Company from 1970 to 1994. Mr. Crandall also serves as a director of Giga Information Group, Arbor Partners, LLC, Computer Task Group, Inc. and Diebold, Inc.

     Mr. Driscoll also serves as a director of the following corporations: The John Nuveen Company, The St. Paul Companies, Inc., Northern States Power Company and Weyerhaeuser Company.

     Mr. Ganster was appointed President and Chief Executive Officer of the Company in August 1997, after having served as Senior Vice President of the Company since July 1994. He had previously served as Vice President and Chief Technology Officer of the Company from April 1993 to July 1994, and Vice President of Product Management from July 1988 to April 1993. Mr. Ganster has been with the Company in various positions since 1972, with positions of responsibility in sales, marketing and product development.

     Mr. Merten became the President of George Mason University on July 1, 1996. From 1989 until accepting this position, he served as Dean of the Johnson Graduate School of Management at Cornell University. Dr. Merten also currently serves on the boards of BTG, Incorporated and The INDUS International Incorporated and as a trustee of Common Sense Trust, and as a director/trustee of Van Kampen American Capital Bond Fund, Inc., Van Kampen American Capital Convertible Securities, Inc. and Van Kampen American Capital Income Trust.

     Mr. Rockart also serves as a director of Keane, Inc.

MEETINGS AND COMMITTEES OF THE BOARD

     During the Company's fiscal year ended June 30, 1997, the Board of Directors held nine meetings. All of the Directors attended at least 75% of the total number of meetings of the Board, and of any committees on which they served, held during the period in which they served as Directors or members of any such committees. The Company anticipates that regardless of the schedule chosen for its regular meetings, there will be occasions on which not all Directors are available. Furthermore, special meetings of the Board are sometimes held on relatively short notice and Directors, particularly those located outside the Detroit-Ann Arbor area, may sometimes be unable to attend such meetings because of prior commitments.

     The Audit Committee of the Board met ten times during the Company's last fiscal year. The Audit Committee is responsible for recommending to the full Board the selection of independent auditors; reviewing the engagement of the independent auditors (including the fee, scope and timing of the audit); reviewing with the independent auditors and management the Company's policies and procedures with respect to accounting and financial controls; reviewing with the independent auditors, upon completion of their audit, their report or opinion, their perception of the Company's financial and accounting personnel and significant transactions which are not a normal part of the Company's business, any change in accounting principles and practices, all significant proposed adjustments and any recommendations they may have for improving internal accounting controls, choice of accounting principles or management systems; and meeting with the Company's financial staff to discuss internal accounting and financial controls and the extent to which recommendations made by the independent auditors have been implemented. The members of the Audit Committee are Messrs. Carroll, Merten and Rockart.

     The Compensation Committee of the Board met six times during the Company's last fiscal year. The Compensation Committee is responsible for determining or approving the salaries or range of salaries, bonus compensation and other compensation arrangements for officers of the Company, and performing such functions as may be delegated to it under the provisions of any bonus, stock option or other compensation plans adopted by the Company. The members of the Compensation Committee are Messrs. Bloom, Day and Driscoll.

     The Nominating Committee of the Board did not meet during the Company's last fiscal year. This committee is responsible for identifying and recommending to the Board qualified candidates for election as directors of the Company. In carrying out its responsibilities, the Nominating Committee will consider candidates suggested by other directors, employees and shareholders. Suggestions for candidates, accompanied by biographical material for evaluation, may be sent to the Secretary of the Company at the Company's principal executive offices. The members of the Nominating Committee are Messrs. Crandall, Merten and Rockart.

(2) PROPOSAL TO APPROVE THE COMPANY'S 1997 GLOBAL EMPLOYEE STOCK OPTION PLAN

     The Board of Directors approved the adoption of the 1997 Global Employee Stock Option Plan (the "1997 Plan") on October 1, 1997, and directed that the 1997 Plan be submitted to shareholders for approval at the Annual Meeting. The 1997 Plan provides for the issuance of options to purchase up to 500,000 shares of the Company's Common Stock to non-officer employees. The 1997 Plan was adopted to provide incentives for non-officer employees to promote the success of the Company. The Company historically has used stock option grants as part of its compensation program for executives and key employees. In this way, the Company has linked compensation for such persons to performance, and believes that it is appropriate to extend this practice to its non-officer employees. In addition, the Company believes that the use of stock option grants to non-officer employees will enhance the Company's ability to attract and retain the services of such persons and otherwise more closely align their interests with those of the Company's shareholders.

ELIGIBLE PARTICIPANTS

     There are currently 494 non-officer employees eligible to participate in the 1997 Plan. Neither the Named Executive Officers nor any other officer or director of the Company is eligible to participate in the 1997 Plan; provided, however, that an employee who becomes an officer after the grant of an option may continue to hold such option in accordance with the terms of the 1997 Plan.

TERMS OF THE 1997 PLAN

     The 1997 Plan is to be administered by the Compensation Committee of the Board of Directors (the "Committee"). The Committee may adopt such rules and regulations as are necessary to administer the 1997 Plan.

     Options will be granted to such non-officer employees as the Committee may select. Options granted under the 1997 Plan may be incentive stock options within the meaning of Sections 422 of the Code ("ISOs") or options that do not meet the requirements of ISOs ("nonqualified stock options"), or the Committee may designate a portion of an option as an ISO or a nonqualified stock option.

     During any one calendar year, an optionee is not eligible to first exercise an ISO to purchase shares of Common Stock with a fair market value at date of grant in excess of $100,000.

     The option price for each share of stock for which an option is granted under the 1997 Plan shall not be less than 100% of the fair market value of the stock on the Nasdaq Stock Market National Market on the date the option is granted. As of the close of business on September 30, 1997, the price per share of Common Stock as quoted on the Nasdaq Stock Market National Market was $8.03.

     Options granted under the 1997 Plan are exercisable at such times and on such terms as the Committee may determine, but no stock options maybe exercised before one year from the date of grant nor more than 10 years after the date of grant. Unless the option agreement between the optionee and the Company provides otherwise, an option granted shall vest 25% annually over four consecutive years commencing on the first anniversary of the grant date and shall not be exercisable after the fifth anniversary of the grant date.

     The option exercise price is payable in cash, by personal check (certified or bank cashier's check), or by surrendering to the Company shares of the Company's Common Stock, duly endorsed for transfer or with duly executed stock powers attached, or in any combination of the foregoing. At the discretion of the Committee, as set forth in an optionee's option agreement with the Company, an option may also be exercised by delivery of an exercise notice together with irrevocable instructions to the optionee's broker to deliver to the Company sufficient cash to pay the exercise price and applicable taxes in accordance with a written agreement between the Company and the brokerage firm ("cashless exercise procedure"). For purposes of the cashless exercise procedure, the fair market value of the Company's stock on the date of exercise shall be the per share amount actually paid to the optionee by the brokerage house upon the sale of stock used to satisfy the option exercise price.

     In the event of any dividend or subdivision or combination of shares, reclassification or merger or consolidation in which the Company is the surviving corporation, the aggregate number of shares of stock for which options may be granted and the number of shares subject to each outstanding option and the stated option price shall be proportionately adjusted. After any merger of one or more corporations into the Company, or after any consolidation of the Company and one or more corporations in which the Company shall be the surviving corporation, each optionee shall, at no additional cost, be entitled upon any exercise of his option, to receive, in lieu of the number of shares as to which such option shall then be exercised, the number and class of shares or other securities to which such optionee would have been entitled pursuant to the terms of the agreement of merger or consolidation if at the time of such merger or consolidation such optionee had been a holder of record of a number of shares of stock of the Company equal to the number of shares as to which such option shall then be so exercised. Anything to the contrary notwithstanding, upon the dissolution or liquidation of the Company or upon any merger or consolidation in which the Company is not the surviving corporation, any option granted under the 1997 Plan shall terminate.

     Options granted under the 1997 Plan are not transferable except by will or by the laws of descent and distribution, and may be exercised during an optionee's lifetime only by such optionee.

     In the event an optionee's services are terminated, an exercisable stock option will remain exercisable for limited periods, as provided in the 1997 Plan and the optionee's option agreement.

     Unless previously terminated, the 1997 Plan will terminate on September 30, 2007. The Board may at any time prior to that date terminate or discontinue the 1997 Plan or from time to time alter, amend or modify the 1997 Plan. No such amendment or modification shall affect the rights of the holder of any option theretofore granted and then outstanding without the consent of optionee or the consent of the transferee of the option or right.

FEDERAL INCOME TAX CONSEQUENCES

     Incentive Stock Options. The optionee generally will not be deemed to recognize income at the time an ISO is granted or exercised. The spread between the exercise price and the fair market value of the Company's Common Stock on the date of exercise is an item of tax preference which may subject the optionee to the alternative minimum tax, however.

     Upon disposition of shares acquired upon exercise of an ISO, an optionee will be accorded long-term capital gain or loss treatment on the difference between the option exercise price and the disposition price; provided that the disposition occurs more than two years from the date of grant and one year from the date of exercise. An optionee who disposes of shares acquired upon exercise of an ISO prior to the expiration of the foregoing holding periods recognizes ordinary income upon the disqualifying disposition equal to the difference between the option exercise price and the lesser of the fair market value of the shares on the date of exercise or the date of disposition. Any appreciation between the date of exercise and the date of disposition is taxed as long- or short-term capital gain, depending upon the holding period of the shares.

     The Company is generally not entitled to a compensation deduction in connection with the grant to, or the exercise by, an optionee of an ISO. In the event of a disqualifying disposition, the Company is entitled to a compensation deduction to the extent ordinary income is recognized by the optionee.

     Nonqualified Stock Options. An optionee recognizes ordinary income upon the exercise of a nonqualified option equal to the spread between the option exercise price and the fair market value of the Company's Common Stock on the date of exercise. Upon disposition of the shares acquired upon exercise of the option, the optionee will be accorded capital gain or loss treatment on the difference between the fair market value of the Company's Common Stock on the date of disposition and the fair market value of the Company's Common Stock on the date of exercise of the option.

     When an optionee exercises a nonqualified option, the Company withholds FICA and income taxes on the spread between the option exercise price and the fair market value of the Company's Common Stock on the date of exercise, and is entitled to a compensation deduction in the amount of ordinary income recognized by the optionee upon exercise of the option.

REQUIRED VOTE

     The affirmative vote of a majority of the Company's Common Stock present in person or by proxy and entitled to vote at the Annual Meeting is required to approve the 1997 Plan. THE BOARD OF DIRECTORS RECOMMENDS SHAREHOLDERS VOTE FOR THE APPROVAL OF THIS PROPOSAL. PROXIES WILL BE VOTED FOR THE APPROVAL OF THE 1997 PLAN UNLESS THE SPECIFICATION IS MARKED ON THE PROXY INDICATING THAT AUTHORITY TO DO SO IS WITHHELD.

                              FURTHER INFORMATION

PRINCIPAL SHAREHOLDERS

     The Common Stock is the only voting security of the Company. The Company is not aware of any person who beneficially owned five percent or more of such stock as of September 30, 1997.

STOCK OWNERSHIP OF MANAGEMENT

     The following table sets forth the beneficial ownership of shares of the Company's Common Stock by each of the Company's directors, Named Officers and by all executive officers and directors of the Company as a group, as of September 30, 1997.

                                                                 COMMON STOCK
                                                                OF THE COMPANY
                                                                     OWNED         PERCENT
                            NAME                                BENEFICIALLY(1)    OF CLASS
                            ----                                ---------------    --------
Geoffrey B. Bloom(2)........................................          6,750         0.07%
Daniel T. Carroll(3)........................................          7,500         0.08%
Richard L. Crandall.........................................         36,840         0.37%
Stanley R. Day(4)...........................................          7,827         0.08%
W. John Driscoll(5).........................................         21,000         0.21%
Alan G. Merten(6)...........................................          8,925         0.09%
John F. Rockart(7)..........................................          9,000         0.09%
T. Wallace Wrathall(8)......................................        326,434         3.27%
Dennis G. Ganster(9)........................................         69,084         0.70%
Kathryn A. Jehle(10)........................................         67,813         0.68%
Dion T. O'Leary(11).........................................         45,138         0.46%
Steven J. Tonissen(12)......................................         29,352         0.30%
All executive officers and directors as a group (14
  persons)(13)..............................................        610,961         6.05%

-------------------------
 (1) To the best of the Company's knowledge, based on information reported by such directors and officers or contained in the Company's shareholder records. Unless otherwise indicated by any additional information included in the footnotes to the table, each of the named persons is presumed to have sole voting and investment power with respect to all shares shown.

 (2) Includes 3,750 shares which Mr. Bloom has, or within 60 days of September 30, 1997 will have, the right to acquire pursuant to the presently exercisable portion of options granted under the Company's Directors Stock Option Plan.

 (3) Includes 6,000 shares which Mr. Carroll has, or within 60 days of September 30, 1997 will have, the right to acquire pursuant to the presently exercisable portion of options granted under the Company's Directors Stock Option Plan.

 (4) Includes 6,000 shares which Mr. Day has, or within 60 days of September 30, 1997 will have, the right to acquire pursuant to the presently exercisable portion of options granted under the Company's Directors Stock Option Plan.

 (5) Includes 6,000 shares which Mr. Driscoll has, or within 60 days of September 30, 1997 will have, the right to acquire pursuant to the presently exercisable portion of options granted under the Company's Directors Stock Option Plan.

 (6) Includes 6,000 shares which Mr. Merten has, or within 60 days of September 30, 1997 will have, the right to acquire pursuant to the presently exercisable portion of options granted under the Company's Directors Stock Option Plan.

 (7) Includes 6,000 shares which Mr. Rockart has, or within 60 days of September 30, 1997 will have, the right to acquire pursuant to the presently exercisable portion of options granted under the Company's Directors Stock Option Plan.

 (8) Includes 113,125 shares which Mr. Wrathall has, or within 60 days of September 30, 1997 will have, the right to acquire pursuant to the presently exercisable portion of options granted under the Company's 1988 Stock Option Plan and 2,019 shares which have been allocated to his account under the Company's Profit Sharing Plan.

 (9) Includes 19,312 shares which Mr. Ganster has, or within 60 days of September 30, 1997 will have, the right to acquire pursuant to the presently exercisable portion of options granted under the Company's 1988 Stock Option Plan and 1,299 shares which have been allocated to his account under the Company's Profit Sharing Plan. Mr. Ganster disclaims beneficial ownership of 1,710 shares reflected in the table which are owned by his spouse.

(10) Includes 38,823 shares which Ms. Jehle has, or within 60 days of September 30, 1997 will have, the right to acquire pursuant to the presently exercisable portion of options granted under the Company's 1988 Stock Option Plan and 438 shares which have been allocated to her account under the Company's Profit Sharing Plan.

(11) Includes 25,875 shares which Mr. O'Leary has, or within 60 days of September 30, 1997 will have, the right to acquire pursuant to the presently exercisable portion of options granted under the Company's 1988 Stock Option Plan.

(12) Includes 20,625 shares which Mr. Tonissen has, or within 60 days of September 30, 1997 will have, the right to acquire pursuant to the presently exercisable portion of options granted under the Company's 1988 Stock Option Plan.

(13) Includes 223,885 shares which certain directors and executive officers have, or within 60 days of September 30, 1997 will have, the right to acquire pursuant to the presently exercisable portion of options granted under the Company's 1988 Stock Option Plan and the Directors Stock Option Plan; 3,756 shares that have been allocated to the accounts of members of the group under the Company's Profit Sharing Plan; and 1,710 shares, referred to in Note (9) above under "Stock Ownership of Management" as to which beneficial ownership is disclaimed. Excludes shares owned by Messrs. O'Leary and Tonissen, who are not currently serving as executive officers of the Company.

EXECUTIVE OFFICERS

     The persons listed below currently are the executive officers of the Company.

                    NAME                                          OFFICER(S)                       AGE
                    ----                                          ----------                       ---
Dennis G. Ganster...........................  President and Chief Executive Officer                46
Geoffrey R. Cluett..........................  Senior Vice President, Europe, Middle East and       51
                                                Africa Field Operations
Kathryn A. Jehle............................  Senior Vice President, Chief Financial Officer,      45
                                                Treasurer, and Assistant Secretary
David King..................................  Senior Vice President and Chief Technology Officer   52
Norman R. Neuman Jr.........................  Senior Vice President, Marketing                     57
Mark E. Tapling.............................  Senior Vice President, American Field Operations     40

     Mr. Ganster was named President and Chief Executive Officer of the Company in August 1997. See "Election of Directors" for further information concerning Mr. Ganster.

     Mr. Cluett was named Senior Vice President of the Company in May 1997. Prior to joining the Company, Mr. Cluett served as President and Chief Executive Officer, from September 1996 to April 1997, and Vice President, from February 1996 to August 1996, for Cignal Global Communications. From 1994 to July 1995, Mr. Cluett served as Vice President for Sequoia Systems Inc. Mr. Cluett was self-employed as a consultant in 1993, and he served as Vice President for Prime Computer, Inc. from 1991 to 1992.

     Ms. Jehle was named Senior Vice President, Chief Financial Officer, Treasurer and Assistant Secretary of the Company in May 1994. Ms. Jehle served as Chief Financial Officer of Pharmavene, Inc., a pharmaceutical company, from June 1993 to May 1994, and as Vice President of AMF Bowling Centers, Inc. from May 1990 to June 1993. Ms. Jehle was previously employed by the Company from 1981 through 1987, most recently as Vice President and Treasurer.

     Mr. King was named Senior Vice President, Product Development of the Company in August 1997, after having served as Director of Research and Innovation of the Company since July 1995. He has been with the Company in various positions since March 1991 when the Company purchased the operating assets of Execucom Systems Corporation. Prior to the acquisition, Mr. King held various positions with Execucom Systems Corporation, including Director of Research and Development, from 1982 through 1991.

     Mr. Neuman was named Senior Vice President, Marketing of the Company in August 1997. He has been with the Company in various marketing, customer support and customer relations positions since 1969, and was Vice President of North America Marketing from 1983 to 1993.

     Mr. Tapling was named Senior Vice President, American Field Operations, of the Company in September 1996. Prior to joining the Company, Mr. Tapling served as Regional Director of Northeast Region Sales for Lotus Development Corporation from February 1996 to September 1996; North American Sales Manager of the Communications Product Sales division for Lotus Development from April 1994 to February 1996; and Area Vice President for Soft Switch, Inc., a messaging-based software and services company, from May 1989 to April 1994, at which time Lotus Development acquired Soft Switch.

     The executive officers of the Company serve at the pleasure of the Board of Directors.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

     The following table provides summary information concerning compensation paid by the Company and its subsidiaries to (or accrued on behalf of) the Company's Chief Executive Officer and the four other most highly compensated executive officers who were serving as executive officers at the end of fiscal year 1997 (the "Named Officers").

                           SUMMARY COMPENSATION TABLE

                                                                                         LONG-TERM
                                                                                        COMPENSATION
                                                                                           AWARDS
                                                  ANNUAL COMPENSATION                   ------------
                                   -------------------------------------------------     SECURITIES
                                                                        OTHER ANNUAL     UNDERLYING      ALL OTHER
                                   FISCAL        SALARY      BONUS      COMPENSATION      OPTIONS       COMPENSATION
  NAME AND PRINCIPAL POSITION       YEAR         ($)(1)       ($)          ($)(2)           (#)            ($)(3)
  ---------------------------      ------        ------      -----      ------------     ----------     ------------
Dennis G. Ganster..............     1997        $210,904    $     --       $   --           9,000         $10,323
  President, Chief Executive        1996         191,923          --           --           9,000          18,947
  Officer and a Director of the     1995         167,308      58,166        2,913           8,500          17,191
  Company
Kathryn A. Jehle...............     1997         225,000          --           --           9,000          10,477
  Senior Vice President, Chief      1996         202,404          --           --           9,000          22,851
  Financial Officer, Treasurer      1995         173,750      81,084           --           8,500          15,801
  and Assistant Secretary
Dion T. O'Leary(4).............     1997         194,919          --           --              --              --
  Former Senior Vice President      1996         174,376          --           --           7,500              --
                                    1995         157,307      81,493           --           5,000              --
Steven J. Tonissen(5)..........     1997         200,782          --           --           7,500          11,087
  Former Senior Vice President      1996         170,000          --           --           7,500           5,857
                                    1995           3,269          --           --          37,500              --
T. Wallace Wrathall............     1997         400,000          --        4,641          15,000          16,457
  Former President and Chief        1996         363,461          --        4,641          40,000          55,461
  Executive Officer                 1995         312,500     106,924        4,641          45,000          47,894

-------------------------
(1) The amounts indicated for Mr. Ganster reflect compensation paid to him in his capacity as Chief Technology Officer. Mr. Ganster became President and Chief Executive Officer of the Company in August 1997.

(2) The amounts indicated for Messrs. Ganster and Wrathall represent tax adjustment payments on income imputed for income tax purposes related to each Named Officer's use of a Company car. While certain of the Named Officers receive certain perquisites, such perquisites do not exceed the lesser of $50,000 or 10% of such officer's salary and bonus.

(3) "All Other Compensation" for fiscal year 1997 is comprised of: (i) contributions made by the Company to the accounts (or accrued by the Company on behalf) of each of the Named Officers for each period presented under:
    (1) the Company's Profit Sharing Plan as follows: Mr. Ganster $8,471, Ms. Jehle $8,569, Mr. Tonissen $9,301 and Mr. Wrathall $7,750; (2) the excess benefits provision of the Company's Benefit Adjustment Plan ("BAP") as follows: Mr. Ganster $1,218, Ms. Jehle $1,500, Mr. Tonissen $1,016 and Mr. Wrathall $5,000, and (ii) the dollar value of any premiums paid by the Company during each period presented with respect to term life insurance for the benefit of each of the Named Officers (other than group life plans which do not discriminate in scope, terms or operations in favor of the executive officers and that are generally available to all salaried employees) as follows: Mr. Ganster $634, Ms. Jehle $408, Mr. Tonissen $770 and Mr. Wrathall $3,707.

    "All Other Compensation" for fiscal year 1996 is comprised of: (i) contributions made by the Company to the accounts (or accrued by the Company on behalf) of each of the Named Officers for each period presented under:
    (1) the Company's Profit Sharing Plan as follows: Mr. Ganster $8,446, Ms. Jehle

    $10,425 and Mr. Wrathall $9,081; (2) the excess benefits provision of the Company's Benefit Adjustment Plan ("BAP") as follows: Mr. Ganster $1,402, Ms. Jehle $1,755, Mr. Tonissen $669 and Mr. Wrathall $7,072; (3) discretionary Social Security integration contributions under the BAP as follows: Mr. Ganster $3,262, Ms. Jehle $3,918, Mr. Tonissen $1,903 and Mr. Wrathall $13,778; and (4) discretionary supplemental contributions under the BAP as follows: Mr. Ganster $5,288, Ms. Jehle $6,345, Mr. Tonissen $3,095 and Mr. Wrathall $22,249, and (ii) the dollar value of any premiums paid by the Company during each period presented with respect to term life insurance for the benefit of each of the Named Officers (other than group life plans which do not discriminate in scope, terms or operations in favor of the executive officers and that are generally available to all salaried employees) as follows: Mr. Ganster $549, Ms. Jehle $408, Mr. Tonissen $190 and Mr. Wrathall $3,281.

    "All Other Compensation" for fiscal year 1995 is comprised of: (i) contributions made by the Company to the accounts (or accrued by the Company on behalf) of each of the Named Officers for each period presented under:
    (1) the Company's Profit Sharing Plan as follows: Mr. Ganster $8,047, Ms. Jehle $4,328 and Mr. Wrathall $8,239; (2) the Company's Employee Stock Ownership Plan as follows: Mr. Ganster $1,330, Ms. Jehle $1,330 and Mr. Wrathall $1,330; (3) the excess benefits provision of the Company's Benefit Adjustment Plan ("BAP") as follows: Mr. Ganster $855, Ms. Jehle $1,306 and Mr. Wrathall $5,853; (4) discretionary Social Security integration contributions under the BAP as follows: Mr. Ganster $2,592, Ms. Jehle $3,405 and Mr. Wrathall $11,616; and (5) discretionary supplemental contributions under the BAP as follows: Mr. Ganster $3,847, Ms. Jehle $5,160 and Mr. Wrathall $18,403, and (ii) the dollar value of any premiums paid by the Company during each period presented with respect to term life insurance for the benefit of each of the Named Officers (other than group life plans which do not discriminate in scope, terms or operations in favor of the executive officers and that are generally available to all salaried employees) as follows: Mr. Ganster $520, Ms. Jehle $272 and Mr. Wrathall $2,453.

(4) Mr. O'Leary ceased serving as a Senior Vice President of the Company in July 1997.

(5) Mr. Tonissen ceased serving as a Senior Vice President of the Company in August 1997.

(6) Mr. Wrathall ceased serving as President and Chief Executive Officer of the Company in August 1997.

OPTION GRANTS AND RELATED INFORMATION

     The following table provides information with respect to options granted to the Named Officers during fiscal year 1997.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                                            POTENTIAL REALIZABLE
                                    INDIVIDUAL GRANTS                                         VALUE AT ASSUMED
                              -----------------------------                                    ANNUAL RATES OF
                                NUMBER OF       % OF TOTAL                                       STOCK PRICE
                               SECURITIES        OPTIONS                                      APPRECIATION FOR
                               UNDERLYING       GRANTED TO     EXERCISE OR                     OPTION TERM(2)
                                 OPTIONS       EMPLOYEES IN    BASE PRICE     EXPIRATION    ---------------------
           NAME               GRANTED(#)(1)    FISCAL YEAR       ($/SH.)         DATE        5%($)       10%($)
           ----               -------------    ------------    -----------    ----------     -----       ------
Dennis G. Ganster.........        9,000            3.67          $14.88       11/08/2001     $36,987     $ 84,193
Kathryn A. Jehle..........        9,000            3.67           14.88       11/08/2001      36,987       84,193
Steven J. Tonissen........        7,500            3.06           14.88       11/08/2001      30,823       70,161
T. Wallace Wrathall.......       15,000            6.12           14.88       11/08/2001      61,645      140,322

-------------------------
(1) All of these options, which were granted pursuant to the Company's 1988 Stock Option Plan, were granted at market value on the date of grant, become exercisable annually in 25% increments beginning one year after the grant date and have a term of five years. The exercisability of certain of these options may be accelerated in the event of a change in control of the Company. See "Employment Agreements and Termination/Change in Control Agreements." Options granted to Mr. Tonissen will expire on November 25, 1997 unless exercised prior to such date as a result of termination of employment with the Company.

(2) Represents value of option at end of five year term, assuming the market price of the Company's Common Stock appreciates at an annually compounded rate of 5% or 10%. These amounts represent assumed rates of appreciation only. Actual gains, if any, will be dependent on overall market conditions and on future performance of the Company's Common Stock. There can be no assurance that the amounts reflected in the table will be achieved.

OPTION EXERCISES AND HOLDINGS

     The following table contains information regarding options exercised by the Named Officers during fiscal year 1997, and the value of options held by such officers as of June 30, 1997 measured in terms of the closing price of the Company's Common Stock on June 30, 1997.

              AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
                         FISCAL YEAR-END OPTION VALUES

                                                               NUMBER OF UNEXERCISED            VALUE OF UNEXERCISED
                                                                     OPTIONS AT                 IN-THE-MONEY OPTIONS
                                SHARES                           FISCAL YEAR END(#)           AT FISCAL YEAR END($)(1)
                              ACQUIRED ON       VALUE       ----------------------------    ----------------------------
           NAME               EXERCISE(#)    REALIZED($)    EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
           ----               -----------    -----------    -----------    -------------    -----------    -------------
Dennis G. Ganster.........      12,564        $121,054        11,625          22,124         $ 77,766        $ 23,616
Kathryn A. Jehle..........          --              --        31,136          31,499          105,133          57,600
Dion T. O'Leary(2)........          --              --        23,250          12,000          144,973          30,628
Steven J. Tonissen(2).....          --              --        20,625          31,875               --              --
T. Wallace Wrathall.......          --              --        77,500          90,000          364,613         225,000

-------------------------
(1) Calculated on the basis of the number of shares subject to each such option multiplied by the excess of the fair market value of a share of Common Stock at June 30, 1997 over the exercise price of such option.

(2) Options granted to Messrs. O'Leary and Tonissen which were exercisable at fiscal year end will expire on December 30, 1997 and November 25, 1997, respectively, unless exercised prior to such dates, as a result of termination of employment with the Company. Options granted to Messrs. O'Leary and Tonissen which were unexercisable at fiscal year end were forfeited as a result of termination of employment.

LONG-TERM INCENTIVE PLAN AWARDS

     The following table sets forth information concerning estimated future payouts to the Named Officers under the long-term incentive portion of the Company's Executive Officer Incentive Award Program (the "Program") which was in effect during fiscal 1997. There were no payouts under the Program for fiscal year 1997 because the Company's financial results were below threshold levels.

     The Program provided for the creation of a bonus pool at the end of fiscal year 1997, based on achieving targeted earnings per share amounts (the "1997 Bonus Pool"). The Program provided that the bonus pool would have been allocated on a pro rata basis among the participants in accordance with their base salaries. Under the Program, two-thirds of any bonus earned for fiscal 1997 would have been payable on or about July 31, 1997 to participants who were employees of the Company at the time of payment. The remaining one-third of the bonus payable under the Program (the "Long-Term Incentive Award") would have been deferred and would have been increased or decreased annually for fiscal 1998, 1999 and 2000 by the percentage increase or decrease in the Company's revenue as compared to the prior fiscal year's revenue. Amounts remaining in the bonus pool at July 31, 2000 would have been paid to participants employed by the Company at that time or, if earlier, upon a participant's retirement under normal circumstances on or after age 60.

             LONG-TERM INCENTIVE PLAN -- AWARDS IN LAST FISCAL YEAR

                                                                        ESTIMATED FUTURE PAYOUTS UNDER
                                     PERFORMANCE OR OTHER               NON-STOCK PRICE-BASED PLANS(1)
                                    PERIOD UNTIL MATURATION    ------------------------------------------------
              NAME                       OR PAYOUT(2)          THRESHOLD($)    TARGET $(3)        MAXIMUM($)
              ----                  -----------------------    ------------    -----------        ----------
Dennis G. Ganster...............      July 31, 1997/2000          $2,702         $121,587      Not determinable
Kathryn A. Jehle................      July 31, 1997/2000           2,702          121,587      Not determinable
Dion T. O'Leary.................      July 31, 1997/2000           2,451          110,462      Not determinable
Steven J. Tonissen..............      July 31, 1997/2000           2,297          103,349      Not determinable
T. Wallace Wrathall.............      July 31, 1997/2000           4,725          212,775      Not determinable

-------------------------
(1) The estimated future payouts relating to fiscal year 1997 presented in the table were calculated at the beginning of fiscal year 1997 and do not reflect actual results for the period. Because the Company's financial results for fiscal year 1997 were below threshold levels, there will be no future payouts under the Program relating to fiscal year 1997.

(2) If the bonus for fiscal year 1997 had been earned by the Named Officers, two-thirds of the bonus would have become payable on July 31, 1997, and the remainder of the bonus, as adjusted, would have become payable on July 31, 2000, or, if earlier, upon a participant's retirement under normal circumstances on or after age 60.

(3) The amounts in this column reflect the bonus that would have been allocated to each of the Named Executive Officers in fiscal year 1997 under the Program, assuming that the Company achieved, but did not exceed, its earnings per share target for fiscal year 1997.

PENSION PLAN FOR COMSHARE LIMITED (U.K.) EMPLOYEES

     The Company's subsidiary, Comshare Limited U.K. ("Comshare Limited"), through trustees, maintains a pension plan for its employees which contains a defined contribution section and a defined benefit section which covers only employees hired before January 1, 1994 (the "Plan"). On March 31, 1997, the defined benefit section of the Plan was frozen. As the defined benefit section of the Plan has been frozen, no further contributions or benefits will accrue under that section of the Plan. However contributions are payable to the defined contribution section of the Plan. In addition, it is possible that additional Company contributions may be required to the defined benefit section of the Plan, if the assets of that section of the Plan prove to be insufficient to provide the promised level of benefits.

     The following table shows the estimated annual pension benefits payable to a covered participant at normal retirement age(1) under the defined benefit section of the Plan, based on remuneration that is covered under the defined benefit section of the Plan and years of service:

                     DEFINED BENEFIT PLAN PENSION TABLE(2)

                           -------------------------------------------------------------------------------------------
                              5            10            15            20            25            30            35
    REMUNERATION              -            --            --            --            --            --            --
    ------------           -------------------------------------------------------------------------------------------
      $100,000             $10,000      $ 20,000      $ 30,000      $ 40,000      $ 50,000      $ 60,000      $ 70,000
       125,000              12,500        25,000        37,500        50,000        62,500        75,000        87,500
       150,000              15,000        30,000        45,000        60,000        75,000        90,000       105,000
       175,000              17,500        35,000        52,500        70,000        87,500       105,000       122,500
       200,000              20,000        40,000        60,000        80,000       100,000       120,000       140,000
       225,000              22,500        45,000        67,500        90,000       112,500       135,000       157,500
       250,000              25,000        50,000        75,000       100,000       125,000       150,000       175,000
       300,000              30,000        60,000        90,000       120,000       150,000       180,000       210,000
       350,000              35,000        70,000       105,000       140,000       175,000       210,000       245,000
       400,000              40,000        80,000       120,000       160,000       200,000       240,000       280,000
       450,000              45,000        90,000       135,000       180,000       225,000       270,000       315,000
       500,000              50,000       100,000       150,000       200,000       250,000       300,000       350,000

-------------------------
(1) Normal retirement age is age 65, except that normal retirement age for main board directors who report to the Managing Director of Comshare Limited is age 60 if the director made certain contributions to the defined benefit section of the Plan or is age 63 if the director did not make such contributions. The table assumes normal retirement at age 65, and the payment of benefits at normal retirement age.

(2) Figures set forth in the table are subject to a maximum pension of 66 2/3% (or 33.33 years of pensionable service) in accordance with United Kingdom Inland Revenue Maximum Benefit levels.

     Only full-time salaried directors and staff employees of Comshare Limited, who were hired before January 1, 1994 and who were normally resident in the United Kingdom were eligible to participate in the defined benefit section of the Plan. To participate in the defined benefit section of the Plan, eligible employees were required to contribute at rates ranging from 5% to 6% of pensionable salary depending on their positions with Comshare Limited, and were able to contribute additional amounts to buy additional benefits. As the defined benefit section of the Plan was frozen on March 31, 1997, no contributions are due from eligible employees to the defined benefit section of the Plan after that date.

     The defined benefit section of the Plan is approved by the Inland Revenue as an exempt approved pension plan under the Income and Corporation Taxes Act 1988. Participants in the defined benefit section of the Plan remain entitled to their basic state pensions (except for married women who pay reduced National Insurance contributions). A participant's required contributions for basic state pension benefits reduce the amount of pensionable salary, but pension payments are not otherwise subject to offset amounts. Participants in the defined benefit section of the Plan are, however, contracted out of the State Earnings Related Pension Scheme. Accordingly, participants in the defined benefit section of the Plan pay lower rates of National Insurance contributions than they would if they did not participate in the defined benefit section of the Plan.

     The defined benefit section of the Plan provides benefits based on final pensionable salary on leaving pensionable service (or March 31, 1997 if members were in pensionable service when the defined benefit section of the Plan was frozen). For members who left pensionable service after December 31, 1990, these benefits (in excess of pension that would otherwise be provided by the State Earnings Related Pension Scheme) are then increased by the lower of 5% per annum and price inflation between leaving pensionable service and normal retirement age. The pension that would otherwise be provided by the State Earnings Related Pension Scheme is increased as required by the U.K. government. For participants in service when the defined benefit section of the Plan was frozen, this is at 7% per annum between March 31, 1997 and normal retirement age.

     Participants have the option of exchanging part of their pension for a tax-free cash sum at normal retirement age. In addition, participants may retire at any time between their fiftieth birthday and normal retirement age and receive an immediate pension, which would be less than if determined under the general formula, if Comshare Limited agrees.

     If a participant in the defined benefit section of the Plan dies while in receipt of a pension, the participant's widow or widower will receive a lifelong pension equal to two-thirds of the pension the participant would have been receiving at the date of death, if the participant had not elected to exchange any pension for a tax-free cash sum. If the participant's death occurs within five years after retiring, a cash sum equal to the discounted value of 60 monthly pension payments less any pension benefits received will also be payable to the participant's relatives or dependents. The defined benefit section of the Plan also provides for benefits to a participant's family if the participant dies before retirement while employed, and contains provisions for the payment of long-term disability payments for disability caused by accident or illness.

     Mr. O'Leary, who is the only Named Officer eligible to participate in the defined benefit section of the Plan, has not begun drawing benefits under this plan. Mr. O'Leary's pensionable compensation was $214,968, and he had 28 years and 5 months of credited service when the defined benefit section of the Plan was frozen on March 31, 1997.

COMPENSATION COMMITTEE REPORT

     The responsibilities of the Compensation Committee include recommending to the Board of Directors the compensation for the executive officers of the Company, who during all or part of fiscal year 1997 were the Named Officers plus Mark E. Tapling and Geoffrey R. Cluett. The Committee also considers recommendations from the Chief Executive Officer for compensation of other officers of the Company and recommends to the Board approval or changes in those recommendations. The Committee also grants stock options to officers and key employees under the Company's 1988 Stock Option Plan.

     The Committee met six times in fiscal 1997. Executive officers were not present during the Committee's consideration of their individual compensation.

     The Company's executive compensation program is intended to attract and retain key executives who are critical to the long-term success of the Company. Another objective of the compensation program is to align the interests of the executive officers with the interests of the Company's shareholders by conditioning a portion of executive compensation on increases in shareholder value. The total program is designed to give executives a balanced incentive package which encourages the achievement of both short-term and long-term performance goals and which rewards continuous increases in shareholder value.

     The executive compensation program consists of four components: base salary, performance bonuses, participation in the Company's employee benefit programs, and stock-based incentives.

  BASE SALARY

     Salaries of the executive officers are established and reviewed at least annually. The Committee reviews the recommendations of the chief executive officer and determines salaries of the executive officers based on the Committee's and the chief executive officer's assessment of individual performance and on the profitability of the Company. The Committee believes that it is important for the Company to maintain a competitive compensation structure in order to attract and retain valuable executives. In establishing the chief executive officer's salary in 1997, the Committee also took into account Mr. Wrathall's employment agreement, which provides that Mr. Wrathall's salary may be increased by the Board of Directors upon recommendation of the Committee but that it may not be decreased unless the decrease is part of a compensation reduction program applicable, in similar proportionate amounts, to the Company's senior executive officers in general.

     During fiscal 1997 the Committee did not increase Mr. Wrathall's base salary because of the Company's poor performance. On the recommendation of the chief executive officer, two of the executive officers, Mr. Tonissen and Mr. Ganster, were granted increases in base salary of 18% and 8%, respectively, to reflect their individual performances. No other increases in base salary were granted to executive officers.

  PERFORMANCE BONUSES

     In 1994, the Board adopted a long-term incentive plan for the executive officers, including Mr. Wrathall, covering fiscal years 1995, 1996, and 1997. In order to participate in the plan, an executive was expected to own shares of the Company's Common Stock in prescribed proportions to the officer's base salary.

     Under the three-year incentive plan, a bonus pool was to be created at the end of each fiscal year based on a formula related to the amount by which the Company's revenue, earnings and cash flow for that year exceeded thresholds established by the Committee and approved by the Board. Two-thirds of the bonus earned would be paid to the executive officers in the year earned, and the other one-third would be deferred to the bonus pool for the next fiscal year and earned if the required thresholds for that fiscal year were met.

     Because performance in fiscal 1996 and 1997 was below the required threshold levels, no bonus amount was earned for those years and the deferred amount earned in fiscal 1995 was forfeited.

  SPECIAL BENEFIT PLANS

     The executive officers participate in the Company's employee benefit plans generally on the same terms as other Company employees. In addition, executive officers in the United States receive benefits under the Company's Benefit Adjustment Plan ("BAP") and a program which provides the executive officers with increased levels of term life insurance coverage. During fiscal 1997, the terms of the BAP provided for (i) the payment of benefits which would otherwise be funded by the Company under its tax-qualified retirement plans but for Internal Revenue Code restrictions, (ii) the discretionary payment of Social Security integration benefits, and (iii) certain discretionary contributions. Because of the Company's performance, no discretionary contributions were made for fiscal 1997. The Board approved a non-discretionary contribution of $8,734, which was allocated among the executive officers participating in the BAP. For future fiscal years the Board, on recommendation of the Committee, has amended the BAP to eliminate the Social Security integration benefits and other discretionary payments.

  STOCK OPTION AWARDS

     Since 1988 the Company has had in place a Stock Option Plan for key employees that was approved by the shareholders. Under the plan, stock options are granted at exercise prices not less than the market price of the common stock on the date of the grant and therefore have no value unless the Company's stock appreciates in value. The Committee is therefore able, through the award of options, to tie benefits received by the executive officers to the amount of appreciation realized by all shareholders over comparable periods. The Committee anticipates that options will be granted to executive officers in November of each year.

     In November 1996, the Committee made an annual grant to Mr. Wrathall of options to purchase 15,000 shares of common stock. This grant was consistent with the annual grant of options made to Mr. Wrathall in November 1995. The Committee made no other grants of stock options to Mr. Wrathall in fiscal 1997, which resulted in significantly fewer option grants to Mr. Wrathall in fiscal 1997 than in prior years, principally because of the Company's poor performance.

     During fiscal 1997, the Committee granted to the other executive officers options to purchase the following numbers of shares of common stock: Mr. Cluett 30,000, Mr. Ganster 9,000, Ms. Jehle 9,000, Mr. Tapling 30,000, and Mr. Tonissen 7,500. The number of option shares granted was based on the Committee's determination as to each executive officer's opportunity to contribute to increases in shareholder value. The larger grants to Mr. Cluett and Mr. Tapling reflect initial grants at the time they joined the Company during fiscal 1997. The grants to the other executive officers are consistent with grants made to those individuals in fiscal 1996.

  DEDUCTIBILITY OF EXECUTIVE COMPENSATION

     The Company from time to time reviews the extent to which its executive compensation arrangements are subject to the provisions of the Internal Revenue Code ("IRC") and related regulations limiting the deductibility of executive compensation in excess of $1,000,000 paid to any of the five most highly compensated executive officers of the Company in any fiscal year which does not qualify for an exemption under the statute or proposed regulations. The 1988 Stock Option Plan includes restrictions required by the IRC to except option grants under this plan from the limit on deductibility. The Committee does not presently believe that the other components of the Company's compensation program are likely to result in payments to any executive officer in any year in excess of $1,000,000 and therefore has concluded that no further action with respect to qualifying such compensation for deductibility is necessary at this time.

Dated: October 21, 1997                COMPENSATION COMMITTEE, as of June 30,
                                       1997
                                         W. John Driscoll, Chair
                                         Geoffrey B. Bloom
                                         Stanley R. Day

SHAREHOLDER RETURN

     Set forth below is a graph comparing the cumulative total return on the Company's Common Stock from July 1, 1992 through June 30, 1997 with the Standard and Poor's Computer Software and Services Index (the "S&P Computer Software Index") and the Nasdaq Stock Market-US Index (the "Nasdaq US Index"). The graph assumes that the value of the investment in the Company's Common Stock, the S&P Computer Software Index and the Nasdaq US Index was $100 on July 1, 1992 and that all dividends were reinvested.

     The graph displayed below is presented in accordance with Securities and Exchange Commission requirements. Stockholders are cautioned against drawing any conclusions from the data contained therein, as past results are not necessarily indicative of future performance. This graph in no way reflects the Company's forecast of future financial performance.

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN
      AMONG COMSHARE, INCORPORATED, THE NASDAQ STOCK MARKET -- U.S. INDEX
              AND THE S & P COMPUTER SOFTWARE AND SERVICES INDEX*

                                                                             S & P CMPTR
        MEASUREMENT PERIOD              COMSHARE,        NASDAQ STOCK         SOFTWR &
      (FISCAL YEAR COVERED)               INC.              MRKT-US             SVCS
6/92                                              100                100                100
6/93                                               61                126                148
6/94                                              115                127                167
6/95                                              202                169                260
6/96                                              454                218                347
6/97                                              181                265                577

* $100 invested on June 30, 1992 in Stock or Index -- including reinvestment of dividends. Fiscal year ending June 30.

EMPLOYMENT AGREEMENTS AND TERMINATION/CHANGE IN CONTROL ARRANGEMENTS

     The BAP is a partially funded program maintained primarily to provide deferred compensation for a select group of the Company's management and highly compensated executives, including the Named Officers. During fiscal 1997, the BAP provided, among other benefits, (i) for the payment of benefits which would otherwise be currently funded by the Company under its tax-qualified retirement plans but for the restrictions of Sections 401 and 415 of the Internal Revenue Code, (ii) that the Company may make discretionary Social Security integration contributions to a participant's account and (iii) that the Company may make supplemental contributions to a participant's account equal to a set percentage of each participant's compensation. Benefits provided under the BAP vest at various times specified in the BAP and, in addition, vest immediately upon a change in control of the Company (as defined in the BAP). In August 1997, the BAP was amended to terminate the provisions for discretionary contributions based on social security integration and for discretionary supplemental unfunded contributions. Certain life insurance policies held by the BAP trustee were canceled, and the net cash surrender value of the policies was returned to the Company.

     The Company also has an Executive Stock Purchase Program (the "1994 Executive Stock Purchase Program"), which provides eligible executives of the Company with a means to purchase up to an aggregate of 200,000 shares of the Company's Common Stock at then current market prices. Under the 1994 Executive Stock Purchase Program, eligible executives were able to obtain limited financing for such purchases prior to October 1, 1997 by issuing a promissory note to the Company. In the event of a change in control of the Company, an executive participating in the 1994 Executive Stock Purchase Program may surrender shares of the Company's Common Stock securing a promissory note issued under the program in order to discharge such promissory note.

     For purposes of the BAP and the 1994 Executive Stock Purchase Program described above, a change in control is generally deemed to have occurred upon the happening of any of the following events: (i) the election of a Board of Directors of the Company, a majority of the members of whom were nominees of a person, other than the Weyerhaeuser Family or persons who were members of the Board of Directors or officers of the Company as of certain specified dates, following the acquisition by such person of twenty-five percent, or more, of the outstanding Common Stock, (ii) the acquisition of ownership by a person or group of persons described in (i) above of fifty-one percent, or more, of the outstanding Company's Common Stock, (iii) a sale of all or substantially all of the assets of the Company to any entity not controlled by the Weyerhaeuser Family or persons who were members of the Board of Directors or officers of the Company as of certain specified dates or any Employee Stock Ownership Plan for the benefit of employees of the Company, or (iv) a merger, consolidation or similar transaction between the Company and another entity if a majority of the members of the Board of Directors of the surviving corporation are not persons who were members of the Board of Directors of the Company as of certain specified dates.

     In addition, under the Company's 1988 Stock Option Plan, which provides for the granting of incentive and non-qualified stock options and tandem stock appreciation rights ("SARs") to key employees, including the Named Officers, stock options and SARs granted under such plan become fully exercisable, even if not otherwise exercisable, upon the dissolution or liquidation of the Company or upon any merger or consolidation in which the Company is not the surviving corporation, if a period of twelve months from the date of grant has expired. The Board of Directors has discretionary authority to grant options which may be surrendered by the optionee, in the event of certain changes in control of the Company, for a cash payment, irrespective of whether the optionee has held the option for 12 months.

     Mr. Wrathall's position as the Company's President and Chief Executive Officer terminated on August 3, 1997. Mr. Wrathall was paid an annual salary of $400,000 at the time his employment as the Company's President and Chief Executive Officer terminated. Mr. Wrathall was employed by the Company pursuant to an employment agreement which was effective through April 1, 2001, unless earlier terminated. Under the terms of Mr. Wrathall's employment agreement, he was eligible to participate in health and welfare benefit, employee stock ownership, profit sharing and incentive programs of the Company offered to other senior executives of the Company. He was also eligible to participate in any incentive compensation program of the Company at a level appropriate for a Chief Executive Officer, and his share of incentive compensation, by dollar amount and percentage, was to increase not less than proportionately with any other senior executive of the Company. The agreement provides for the continuation of Mr. Wrathall's salary for three years from the date of termination of the agreement if the Company terminates the employment agreement or Mr. Wrathall terminates the agreement by giving to the Company thirty (30) days written notice of such termination following a material breach of the agreement by the Company. In addition, upon termination of Mr. Wrathall's employment by breach of the Company, Mr. Wrathall may surrender some or all of his outstanding stock options that were granted prior to August 1, 1994 and receive therefor an amount in cash equal to the difference between the per share exercise price and the per share closing price of the Company's Common Stock on the effective date of termination.

     Effective July 9, 1997, Mr. Dion O'Leary terminated his position as Senior Vice President of the Company. Mr. O'Leary has further agreed that he will not perform services anywhere in the world for a competitor of the Company until June 30, 1998. The Company has agreed to provide non-competition payments of pound sterling 32,196 (equivalent to $51,997 on September 30, 1997) and an additional termination payment of pound sterling 30,000 (equivalent to $48,450 on September 30, 1997) to Mr. O'Leary.

     Effective August 25, 1997, Mr. Steven J. Tonissen terminated his position as Senior Vice President of the Company. The Company has agreed to continue Mr. Tonissen's salary (a bi-weekly payment of $7,692) until February 25, 1998; provided that if Mr. Tonissen secures other employment prior to such date, the Company has agreed to pay the difference between the amount of salary continuation already paid to him and the total amount that would otherwise have been paid through February 25, 1998. The Company has also agreed to continue Mr. Tonissen's health insurance coverage through February 25, 1998, and to make a payment of $12,500 to Mr. Tonissen for the cost of an executive outplacement program.

DIRECTOR COMPENSATION

     In fiscal year 1997, each director who was not an officer or employee of the Company received for his services as such a semi-annual retainer of $4,000, plus $1,000 for each Board or committee meeting attended. In addition, the Chairman of each standing committee received a semi-annual retainer of $2,500 for serving as such.

     Directors who are officers or employees of the Company receive no compensation (beyond their compensation for services as an officer or employee) for serving as directors.

     In addition, the Company has a Directors Stock Option Plan (the "Directors Plan"). This plan provides for the issuance of options to purchase up to 150,000 shares of the Company's Common Stock to non-employee directors of the Company. Under the Directors Plan, each non-employee director serving on the Board of Directors on November 17, 1994 was granted an option to purchase 7,500 shares of the Company's Common Stock at an exercise price of $8.33 per share. Any non-employee director who is first elected or appointed to the Board of Directors after November 17, 1994 will receive an option to purchase 7,500 shares of the Company's Common Stock on the date of the first Board of Directors meeting following his or her election or appointment. In addition, each non-employee director who has been a director for six months before the January 1 following the date of each Annual Meeting of Shareholders held during the term of the Directors Plan automatically shall be granted, as of the January 1 following each such Annual Meeting, an option to purchase an additional 1,500 shares of Common Stock. Options under the Directors Plan are granted at the last sale price per share of the Company's Common Stock on the Nasdaq Stock Market National Market on the date of grant, are exercisable at a rate of 25% per year beginning one year from the date of grant and have a term of five years. Options granted under the Directors Plan become immediately exercisable, if not otherwise exercisable, upon the dissolution or liquidation of the Company or upon any merger or consolidation in which the Company is not the surviving corporation, provided that a period of 12 months from the date of grant has elapsed. On January 1, 1997, options to purchase 1,500 shares at an exercise price of $17.50 were granted to each of Messrs. Bloom, Carroll, Day, Driscoll, Merten, Mrkonic (a former director) and Rockart.

     In addition to his director fees, Mr. Rockart earned $9,000 in fiscal year 1997 for his services as a consultant to the Company.

     On March 10, 1997, the Company granted an option for 10,000 shares to Mr. Carroll at an exercise price of $15.75 per share, which was the closing price of the Common Stock on that date. The option vests on March 10, 1998 or the date on which Mr. Carroll ceases to be Chairman of the Board of the Company, whichever occurs last. The option vests immediately in the event of a change in control of the Company. The option expires thirty months from the grant date or six months after which the Chairman ceases to be Chairman of the Board of the Company, whichever occurs earlier.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     On November 17, 1994, the shareholders approved the 1994 Executive Stock Purchase Program. This program allows eligible executive officers to purchase the Company's Common Stock directly from the Company at a per share price equal to the last sale price of the Company's Common Stock on the Nasdaq Stock Market National Market on the day preceding the purchase. The purchase price for shares can be paid in cash. Prior to October 1, 1997, eligible executives were also able to pay the purchase price for shares by delivery of a promissory note. During the fiscal year 1997, Mr. Tapling, an executive officer of the Company, purchased 12,500 shares at a price of $16.00 per share, and Mr. Cluett, an executive officer of the Company, purchased 18,313 shares at a price of $11.50 per share pursuant to the 1994 Executive Stock Purchase Program.

     Pursuant to the 1994 Executive Stock Purchase Program, certain executive officers have utilized promissory notes to purchase shares. Mr. Cluett currently has notes outstanding to the Company in the aggregate principal amount of $214,768, which is the largest aggregate amount of indebtedness due by Mr. Cluett to the Company since he joined the Company in May 1997; Ms. Jehle currently has notes outstanding to the Company in the aggregate principal amount of $189,426, which reflects a $25,000 payment made on September 13, 1997, prior to which time she had notes outstanding to the Company in the aggregate principal amount of $214,426, which is the largest aggregate amount of indebtedness due by Ms. Jehle to the Company since July 1, 1996; Mr. O'Leary currently has notes outstanding to the Company in the aggregate principal amount of $209,870, which is the largest aggregate amount of indebtedness due by Mr. O'Leary to the Company since July 1, 1996; Mr. Tapling currently has notes outstanding to the Company in the aggregate principal amount of $215,917, which is the largest aggregate amount of indebtedness due by Mr. Tapling to the Company since he joined the Company in September 1996; and Mr. Wrathall currently has notes outstanding to the Company in the aggregate principal amount of $326,849, which is the largest aggregate amount of indebtedness due by Mr. Wrathall to the Company since July 1, 1996. In August 1997, Mr. Tonissen, a former executive officer of the Company, repaid notes outstanding to the Company in the aggregate principal amount of $54,628, which is the largest aggregate amount of indebtedness due by Mr. Tonissen to the Company since July 1, 1996, by authorizing the Company to retain 5,987 shares of the Company's Common Stock pledged to secure the notes. The executive officer notes described above are full recourse notes and are secured by the purchased shares of the Company's Common Stock. Interest is accrued semi-annually and is added to the principal amount of the notes, if permissible under the terms of the program. During fiscal 1997, Mr. Tapling issued an unsecured promissory note in the principal amount of $9,545 to satisfy accrued interest on the note he issued to purchase shares, which amount is reflected in the aggregate amount of indebtedness due by Mr. Tapling to the Company stated above. Principal and accrued interest on the notes is due four years from the date of issuance and, for Ms. Jehle, five years from the date of issuance. The outstanding notes from Ms. Jehle, Mr. O'Leary and Mr. Wrathall bear interest at a rate of 8.75% per annum, the note from Mr. Cluett bears interest at a rate of 9.5% per annum, and the notes from Mr. Tapling bear interest at a rate of 9.25% per annum. The foregoing principal amounts include accrued interest through July 15, 1997.

                                  ACCOUNTANTS

     Arthur Andersen LLP, independent public accountants, have audited the financial statements of the Company since 1972. Representatives from Arthur Andersen LLP will be present at the Annual Meeting, will have an opportunity to make a statement if they wish, and will be available to respond to appropriate questions. In accordance with the Company's past practice, the selection of independent public accountants to audit the financial statements of the Company for the fiscal year ending June 30, 1998 will be made by the Board of Directors at a later date.

          COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors, and persons who own more than 10 percent of a registered class of the Company's equity securities, to file reports of their ownership with the Securities and Exchange Commission (the "SEC"). Officers, directors and greater than ten percent shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) reports they file. Specific due dates for these reports have been established and the Company is required to report in this proxy statement any delinquent filings and failures to file such reports.

     Based solely on its review of the copies of such reports received by it and written representations of its incumbent directors and officers, the Company believes that, during the period from June 30, 1996 to June 30, 1997, all of these applicable requirements were complied with by each of its directors, officers and greater than ten percent beneficial owners.

                 SHAREHOLDER PROPOSALS FOR 1998 ANNUAL MEETING

     Shareholder proposals intended to be presented at the 1998 Annual Meeting which are eligible for inclusion in the Company's Proxy Statement for that meeting under the applicable rules of the Securities and Exchange Commission must be received by the Company not later than June 25, 1998 if they are to be included in the Company's Proxy Statement relating to that meeting. Such proposals should be addressed to the Secretary at the Company's principal executive offices and should satisfy the requirements applicable to shareholder proposals contained in the Company's bylaws.

                                    GENERAL

     At the date of this Proxy Statement, management is not aware of any matters to be presented for action at the Annual Meeting other than those described above. However, if any other matters should come before the meeting, it is the intention of the persons named in the accompanying proxy to vote in accordance with their judgment on such matters.

October 23, 1997
Ann Arbor, Michigan

                                     PROXY

                             COMSHARE, INCORPORATED
                555 Briarwood Circle, Ann Arbor, Michigan 48108

   SOLICITED BY THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF SHAREHOLDERS
                              ON NOVEMBER 24, 1997

The undersigned hereby appoints Dennis G. Ganster and Daniel T. Carroll, or any one of them, proxies with full power of substitution to vote, as designated on the reverse side, all shares of Common Stock that the undersigned is entitled to vote at the Annual Meeting of Shareholders of Comshare, Incorporated to be held on Monday, November 24, 1997, or at any adjournment or adjournments thereof.

WHEN PROPERLY EXECUTED, THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED. IF NO DIRECTION IS GIVEN WITH RESPECT TO A PARTICULAR PROPOSAL, THIS PROXY WILL BE VOTED FOR SUCH PROPOSAL.

Discretionary authority is hereby conferred as to any other matters as may properly come before the Annual Meeting. The undersigned acknowledges receipt of the Notice of Annual Meeting, the Proxy Statement and the Annual Report of Shareholders of Comshare, Incorporated for the year ended June 30, 1997. The undersigned ratifies all that the proxies or any of them or their substitutes may lawfully do or cause to be done by virtue hereof and revokes all former proxies.

PLEASE MARK, DATE, SIGN, AND RETURN THIS PROXY CARD PROMPTLY, USING THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.

                                              (CHANGE OF ADDRESS/COMMENTS)
                                         ______________________________________
                                         ______________________________________
                                         ______________________________________
                                         ______________________________________
                                         (If you have written in the above
SEE REVERSE SIDE                         space, please mark the corresponding
                                         box on the reverse side of this card.)

--------------------------------------------------------------------------------

                             COMSHARE, INCORPORATED
   PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY.  /X/

                                       For       Withheld      For All
1. ELECTION OF DIRECTORS               All         All         Except         Vote Withheld from the following nominee(s)
   Nominees: Geoffrey B. Bloom,
   Daniel T. Carroll, Richard L.       / /         / /           / /          __________________________________________
   Crandall, Stanley R. Day,
   W. John Driscoll, Dennis G.
   Ganster, Alan G. Merten,
   John F. Rockart


                                       For       Against       Abstain
2. Approve the 1997 Global
   Employee Stock Option Plan          / /         / /           / /
                                                                                                  Change of Address     / /



                                                                              SIGNATURE(S)__________________ Date___________

                                                                              SIGNATURE(S)__________________ Date___________
                                                                              NOTE: Please sign exactly as name appears hereon.
                                                                                    Joint owners should each sign.
                                                                                    When signing as attorney, executor,
                                                                                    administrator, trustee or guardian, please
                                                                                    give full title as such.

_______________________________________________________________________________________________________________________________
                                                        FOLD AND DETACH HERE

                                                                        Appendix

                             COMSHARE, INCORPORATED

                     1997 GLOBAL EMPLOYEE STOCK OPTION PLAN

         1. Purpose. This Stock Option Plan, which shall be known as the "1997 Global Employee Stock Option Plan" (the "Plan"), provides for the granting to such non-officer employees of Comshare, Incorporated (the "Company") and its subsidiaries as may be selected by the Compensation Committee of the Board of Directors of the Company (the "Committee"), options
to purchase Common Stock of the Company.   The word "Company" when used in this
Plan with reference to employment shall include subsidiaries of the Company. The word "subsidiary" when used in this Plan shall mean any corporation a majority of the voting stock of which is owned or controlled, directly or indirectly, by the Company.

         2. Administration. The Committee shall administer the Plan. Subject to the provisions of the Plan, the Committee may adopt rules and regulations for the administration of the Plan and may make such interpretations of and determinations under, and take such action in connection with, the Plan or the options granted hereunder as it deems necessary or advisable. Each interpretation, determination or other action made or taken pursuant to the Plan by the Committee shall be final and conclusive for all purposes and upon all persons.

         3. Stock. The stock to be issued under the Plan shall be shares of Common Stock of the Company, par value $1.00 per share (the "Stock"), and may be either authorized and unissued or held in the treasury of the Company. The total amount of stock on which options may be granted under the Plan shall not exceed 500,000 shares, subject to adjustment as provided in Paragraph 12 hereof. Stock released from option upon the termination, expiration or surrender of any option prior to complete exercise of the option may again be subjected to options under the Plan.

         4. Grant of Options. The Committee, at any time and from time to time prior to the termination of the Plan as provided in Paragraph 14 hereof, may grant options to such non-officer employees of the Company and its subsidiaries, as the Committee may select and for such number of shares as the Committee shall designate, subject to the provisions of this Paragraph and Paragraphs 2 and 3 hereof. The Committee may designate any option granted hereunder as either an incentive stock option or a nonqualified stock option, or the Committee may designate a portion of an option as an incentive stock option or a nonqualified stock option. An incentive stock option is an option intended to meet the requirements of Section 422 of the Internal Revenue Code of 1986 (the "Code"). A nonqualified stock option is an option granted under the Plan other than an incentive stock option. Each option granted under the Plan shall meet all of the terms and conditions of the Plan, except that an incentive stock option shall comply with the additional provisions of Paragraph 5 hereof. The date on which an option shall be granted shall be the date of the Committee's authorization of the option or such later date as may be determined by the Committee at the time the option is authorized. Any individual may hold more than one (1) option under this Plan, and an employee who becomes an officer after the grant of an option may continue to hold such option in accordance with the terms of the Plan. No individual shall be ineligible for an option under this Plan because he has received or is eligible to receive an option under any other plan or arrangement of the Company. Each option shall be evidenced by a stock option agreement in such form and containing such provisions not inconsistent with the Plan as the Committee shall approve ("Stock Option Agreement").

         5. Incentive Stock Options. Any option intended to constitute an incentive stock option shall comply with the requirements of this Paragraph 5. No incentive stock option shall be granted to any participant who owns (within the meaning of Section 424(d) of the Code) stock of the Company or any subsidiary possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or a subsidiary unless, at the date of grant, the exercise price for the option is at least one hundred and ten percent (110%) of the fair market value of the shares subject to the option and the option, by its terms, is not exercisable more than five (5) years after the date of grant. The aggregate fair market value of the underlying Stock (determined as of the time the options are granted) to which incentive stock options under the Plan (and a plan of a subsidiary corporation) may first be exercised by a participant in any one (1) calendar year shall not exceed one hundred thousand dollars ($100,000).

         6. Option Price. The option price for each share of stock for which an option is granted under the Plan shall not be less than one hundred percent (100%) of the fair market value of the Stock on the date the option is granted. Unless determined otherwise by the Committee, the fair market value shall be the last sale price of the Company's Stock on the NASDAQ National Marketing System, as reported in The Wall Street Journal for the grant date.
In the absence of any trading on the grant date, unless determined otherwise by the Committee, the fair market value shall be the last sale price of the Company's Stock on the NASDAQ National Market System for the immediately preceding date on which there was trading, as reported in The Wall Street Journal.

         7. Term of Options and Rights. No option granted under this Plan may be exercised prior to the date twelve (12) months from the date of grant of such option. The Committee may determine with respect to each option granted under the Plan the time or times when the option may be exercised, and may require that the exercise of the option shall be subject to the satisfaction of conditions relating to the optionee's position and duties with the Company and the performance thereof. Unless specified otherwise in an optionee's Stock Option Agreement, options granted hereunder shall vest twenty-five percent (25%) annually over four (4) consecutive years commencing on the first anniversary of the grant date and shall not be exercisable after the fifth
(5th) anniversary of the grant date. Any provision of the Plan notwithstanding, no option shall be exercised on or after the date ten (10) years from the date of grant of such option.

         8. Termination of Employment. Upon the expiration of a period of one (1) month after the termination of the employment of an optionee for any reason other than death or disability as defined in Section 22(e) of the Code, all rights to purchase shares pursuant to an exercisable option shall expire and terminate. The Committee may determine, however, with respect to any option grant under the Plan, that the option shall terminate at a time prior to the expiration of such one (1) month period. Termination of employment shall be defined as the last day on which an optionee performs services for the Company and shall not include severance pay periods, paid vacation periods or periods during which compensation in lieu of notice is paid following an optionee's actual termination of employment. Absence from the Company or a subsidiary as a result of authorized leaves of absence for military or government service or for other special purposes approved by the Committee shall not constitute a termination of employment under this Paragraph.

         9. Death or Disability of an Option Holder. In the event of an option holder's (a) termination of employment due to disability, as defined in
Section 22(e) of the Code, or (b) the death of an option holder while an employee of the Company or within any period not exceeding the one (1) month period following his termination of employment during which his option may be exercised, such option may, subject to the terms thereof and the other terms of the Plan (specifically including Section 7 hereof), be exercised by the option holder or the legal representative of such holder's estate (on behalf of his estate or the person or persons to whom the option passed by will or by the laws of descent and distribution) at any time prior to the first (1st) anniversary of the option holder's termination of employment due to disability or the death of such holder, but only to the extent that such holder was entitled to exercise such option at the date of his death or termination of employment due to disability.

         10.     Exercise of Options.

                 (a) Full payment for shares purchased pursuant to options granted under the Plan shall be made at the time of exercise of the options, unless the exercise is pursuant to the cashless exercise procedure described herein. Options may be exercised in whole or in part.

                 (b) Payment for shares being purchased upon the exercise of options granted under the Plan may be made in cash or by personal check, certified or bank cashier's check, or by surrendering to the Company Permitted Shares, duly endorsed for transfer (or with duly executed stock powers attached), or in any combination of cash, personal check, certified or bank cashier's checks, or Permitted Shares. Payment by check from an optionee who has terminated employment with the Company shall be in the form of a certified or bank cashier's check and not by a personal check. Permitted Shares surrendered as payment for shares purchased pursuant to the exercise of options granted under the Plan shall be valued, for such purpose, at the last sale price of the Company's Stock on the NASDAQ National Market System, as reported in The Wall Street Journal for the close of business on the last trading day preceding the date on which the certificate(s) for such shares, duly endorsed for transfer or accompanied by appropriate stock powers, are surrendered for such purpose to the Company.

                 (c) At the discretion of the Committee, as set forth in an optionee's Stock Option Agreement, any option granted under the Plan may be deemed exercised by delivery to the Company of a properly executed exercise notice, acceptable to the Company, together with irrevocable instructions to the optionee's broker to deliver to the Company sufficient cash to pay the exercise price and any applicable income and employment withholding taxes, in accordance with a written agreement between the Company and the brokerage firm ("cashless exercise procedure"). For purposes of the cashless exercise procedure, fair market value of the Company's Stock on the date of exercise shall be the per share amount actually paid to the optionee by the brokerage house (before application of brokerage commissions and other applicable fees) upon the sale of the Stock used to satisfy the exercise price.

                 (d) A person exercising an option shall reimburse the Company for any income or employment tax withholding requirements and provide the Company with such information and data as the Company may deem necessary. In order to satisfy the applicable withholding requirements, prior to the date on which an exercise becomes taxable, an optionee may make a written irrevocable election to tender Permitted Shares, provided that the shares have an aggregate fair market value sufficient to satisfy in whole or in part the applicable withholding taxes. For





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

purposes of this Paragraph, the term fair market value shall mean the last sale price of the Company's Stock on the NASDAQ National Market System, as reported in The Wall Street Journal for the close of business on the last trading date preceding the date on which the exercise becomes taxable.

                 (e) The Company may require an employee, as a condition of exercise, to establish to the satisfaction of the Company that all shares acquired upon the exercise of an option shall be acquired for investment and not for resale. The Company may permit the subsequent sale or other disposition of any Stock so acquired if it is satisfied that such sale or other disposition would not contravene applicable securities law. Anything to the contrary herein notwithstanding, the Company's obligation to sell and deliver Stock pursuant to the exercise of an option is subject to such compliance with federal and state laws, rules and regulations applying to the authorization, issuance or sale of securities as the Company deems necessary or advisable.
The Company shall not be required to sell and deliver stock unless and until it receives satisfactory assurance that the issuance or transfer of such shares will not violate any of the provisions of the Securities Act of 1933 or the Securities Exchange Act of 1934, or the rules and regulations of the Securities Exchange Commission promulgated thereunder or those of any stock exchange or nationally-recognized trading market on which the stock may be listed or traded, the provisions of any state laws governing the sale of securities, or that there has been compliance with the provisions of such acts, rules, regulations and laws. No Stock shall be issued until counsel for the Company has determined that the Company has complied with all requirements under applicable securities laws.

         (f) "Permitted Shares" are shares of the Company's Stock to be delivered to pay the exercise price of the option or satisfy applicable income or employment tax withholding requirements (the "Delivered Shares"):

                 (i) which have been owned by the optionee for at least six months prior to the date of delivery, or

                 (ii), if they have not been owned by the optionee for at least six months prior to the date of delivery, the optionee then owns, and has owned for at least six months prior thereto, a number of shares of the Company's Stock at least equal in number to the Delivered Shares.

Shares of the Company's Stock which have been treated during the prior six months as owned by the optionee for purposes of determining whether shares of the Company's Stock constitute Delivered Shares as provided in (ii) above:

                 (i)      may not be used as Delivered Shares, and

                 (ii) may not be counted as owned by the optionee in determining whether shares of the Company's Stock are Permitted Shares.

         11. Options Not Transferable. No option granted under the Plan shall be transferable by the optionee other than by will or the laws of descent and distribution, and an option may be exercised during an optionee's lifetime only by him.

         12.     Adjustments.

                 (a) In the event of any stock dividend on the Stock, subdivision or combination of shares of the Stock, reclassification of the Stock, and (in accordance with the provisions of the next Paragraph of this Paragraph 12) in the event of a merger or consolidation in which the Company shall be the surviving corporation, the aggregate number and class of shares available for the granting of options under the Plan, the number and class of shares subject to each outstanding option and the option prices shall be proportionately adjusted.

                 (b) After any merger of one or more corporations into the Company, or after any consolidation of the Company and one or more corporations in which the Company shall be the surviving corporation, each optionee shall, at no additional cost, be entitled upon any exercise of his option, to receive (subject to any required action by shareholders), in lieu of the number of shares as to which such option shall then be so exercised, the number and class of shares of stock or other securities to which such optionee would have been entitled pursuant to the terms of the agreement of merger or consolidation if at the time of such merger or consolidation such optionee had been a holder of record of a number of shares of Stock of the Company equal to the number of shares as to which such option shall then be so exercised. Comparable rights shall accrue to each optionee in the event of successive mergers or
consolidations of the character described above.   Anything contained herein to
the contrary notwithstanding, upon the dissolution or liquidation of the Company or upon any merger or consolidation in which the Company is not the surviving corporation, any option granted under this Plan shall terminate.

         The foregoing adjustments and the manner of application of the foregoing provisions shall be determined by the Board of Directors of the Company (the "Board") in its sole discretion. Any such adjustment may provide for the elimination of any fractional share which might otherwise become subject to an option.

         13. No Rights as Shareholder. The holder of an option shall not have any rights as a shareholder of the Company with respect to any of the shares covered by such option until issuance of a stock certificate or certificates upon the exercise of such option in full or in part and then only with respect to the shares represented by such certificate or certificates. No adjustment shall be made for dividends or other rights with respect to such shares for which the record date is prior to the date the certificate is issued.

         14. Termination and Amendment of Plan. The Board may terminate the Plan at any time, but the Plan shall in any event terminate on the date ten
(10) years after the earlier of approval by the Board or the Company's shareholders. No option may be granted after the termination of the Plan, but the termination of the Plan shall not affect the rights of the holders of any option theretofore granted and then outstanding. The Board may amend or modify the Plan at any time, but no such amendment or modification, without the approval of the shareholders, shall (a) change the eligibility requirements to participate in the Plan, (b) increase the amount of Stock on which options may be granted, except as permitted under Paragraph 12, or (c) change the manner of determining the option price. No such amendment or modification shall affect the rights of the holder of any option theretofore granted and then outstanding without his consent or the consent of the transferee of the option or right.

         15. Effect of Plan on Employment. Neither the adoption of the Plan nor the granting of any option pursuant to it shall be deemed to create any right in any individual to be retained or continued in the employment of the Company or any of its subsidiaries.

         16. Use of Proceeds. The proceeds received from the sale of stock pursuant to the Plan shall be used for general corporate purposes.

         17. Shareholder Approval. This Plan shall be submitted to the shareholders for their approval within twelve (12) months after the date of adoption of the Plan by the Board. Any option granted hereunder prior to such approval shall be subject to the condition that this Plan be approved by the shareholders of the Company. If such approval is not obtained, options granted hereunder shall terminate.


         BOARD APPROVAL:          10/01/97

         SHAREHOLDER APPROVAL:  ___/___/___

                           ADDENDUM FOR UK EMPLOYEES


         1.      Purpose

         This addendum to the Comshare, Incorporated 1997 Stock Option Plan ("the Plan") is for the benefit of United Kingdom resident employees of Comshare, Incorporated, a Michigan corporation ("Comshare") and of companies of which it has control (as defined in Section 840 of the Income and Corporation Taxes Act 1988 ("ICTA") and Schedule 9 ICTA 1988 ("Schedule 9")) including, without limitation, its United Kingdom subsidiary, Comshare, Limited. The terms and conditions of this Addendum are established in order to render the Plan capable of approval as an approved share option scheme under Schedule 9.

         This Addendum to the Plan should be read in conjunction with the Plan and is subject to the terms and conditions of the Plan except to the extent that the terms and conditions of the Plan differ from or conflict with the terms set out hereunder.

         The terms and conditions set out in this Addendum apply to any grant of options under the Plan to individuals who are resident in the United Kingdom for United Kingdom tax purposes ("U.K. Individuals").

         2.      Group Scheme and Eligibility

         A U.K. Individual shall not be entitled to be granted options under the Plan unless he is a full-time director or employee of Comshare or a company under the control (as defined in Section 840 of ICTA) of Comshare. A director is deemed to work full time if he is employed on terms which require him to devote not less than twenty-five hours a week (exclusive of permitted breaks) to his duties. An employee is deemed to work full time if he is employed on terms which require him to work for at least 20 hours a week.

         A U.K. Individual may not be granted or may not exercise an option if his participation is excluded by paragraph 8 of Schedule 9.

         A U.K. Individual may not benefit from Stock Appreciation Rights as described in Paragraph 7 of the Plan, entitled "Stock Appreciation Rights."

         3.      Stock Subject to the Plan

         No option may be granted to an Individual over stock which does not satisfy the requirements of paragraphs 10 to 14 of Schedule 9.

         4.      Limitation of Rights

         No U.K. Individual shall be granted options under the Plan which would, at the time they are obtained, cause the aggregate market value of the shares which he may acquire in pursuance of rights obtained under the Plan or under any other plans approved under Schedule 9 and established by Comshare or by any associated company (as defined in Section 840 of ICTA) of Comshare (and not exercised) to exceed or further exceed the appropriate limit.

         The appropriate limit is the greater of:

         a.      POUND.100,000; or

         b. Four times the amount of the U.K.'s Individual's Relevant Emoluments for the current or preceding year of assessment (whichever of those years give the greater amount). Provided always that if the U.K. Individual had no Relevant Emoluments for the preceding year of assessment the Relevant Emoluments shall be the amount of the Relevant Emoluments for the period of twelve months beginning with the first day during the year of assessment when the options are granted in respect of which there are Relevant Emoluments.

         5.      Share Price

         The price at which an option will be exercisable will not be manifestly less than the fair market value of the shares obtainable under the Plan at the date of the grant of the option and, in any event the price will be such that the approved status of the Plan is retained.

         6.      Capital Adjustments

         The price at which stock may be acquired on the exercise of any option may be adjusted as described under Paragraph 13 of the Plan, entitled "Adjustments" only in the event of a variation in the share capital of Comshare within the meaning of Paragraph 29 of Schedule 9.

         7.      Exercise of Options

         The option price may be paid by cash or cash equivalent only and not by surrender of common stock as described under Paragraph 11 of the Plan, entitled "Exercise of Options and Stock Appreciation Rights" for a U.K. Individual.

         8.      Amendment of the Scheme

         The terms of this Addendum shall not be amended, nor shall any amendment to the Plan extend to the portions of the Plan that are governed by this Addendum, except to the extent that such amendments have been approved by the Board of Inland Revenue.

         9.      Exercisability of Terms of Options

         A U.K. Individual may exercise his option from time to time in accordance with the terms of the option. Shares will be allotted within thirty days after notice of exercise is given in accordance with the procedure described under Paragraph 11 of the Plan, entitled "Exercise of Options and Stock Appreciation Rights."

         10.     Definitions

         For the above purposes the following terms shall have the meaning listed below:

                 a. "Individual" shall mean an employee of Comshare or any company under the control (as defined in Clause
                          1) of Comshare who is eligible to receive options under this Addendum.

                 b. The "Plan" shall mean the Comshare, Incorporated 1988 Stock Option Plan.

                 c. "Relevant Emoluments" comprise such of the employee's emoluments as are liable to be paid under deduction of tax pursuant to Section 203 of ICTA after deducting from them amounts included by virtue of Sections 153 through 168 of ICTA.